EXHIBIT 99.1 NEWS RELEASE

For Immediate Release	Contact: Randy Burchfield Senior Vice President Corporate Communications randy.burchfield@bxs.com 662/620-4920

Chris Bagley Named BancorpSouth President and Chief Operating Officer

Replaces Retiring President and COO Jim Kelley

TUPELO, MS– June 25, 2014/PR Newswire – The Board of Directors of BancorpSouth, Inc. (NYSE: BXS) has selected Chris A. Bagley as the next President and Chief Operating Officer of BancorpSouth Inc. and BancorpSouth Bank. Bagley will succeed James V. Kelley upon his previously announced retirement on August 15, 2014. Kelley has served as BancorpSouth’s President and Chief Operating Officer since the Company’s merger with First United Bancshares, Inc. in 2000. Prior to the merger, Kelley served as Chairman, President and Chief Executive Officer of First United Bancshares in El Dorado, Arkansas.

Chris Bagley, who joined BancorpSouth earlier this year as an Executive Vice President, was previously a named executive officer and Chief Credit Officer of Prosperity Bancshares, Inc. in Houston, Texas. “Chris provides proven leadership and broad-based banking experience to our Company in his new role as President and Chief Operating Officer,” commented BancorpSouth Chairman and CEO Dan Rollins. “Chris and Jim Kelley are working together to assure a seamless transition with Jim’s pending retirement in August. We appreciate Jim’s 14 years of dedicated service and leadership to BancorpSouth, and acknowledge his many contributions to our success. We wish him well in his retirement.”

Chris Bagley has over 31 years of experience in commercial banking. He has served as a named executive officer at a publicly traded financial holding company, where he served on the 7 person executive committee which directed and oversaw all bank lending and operations. During his career, he has also served as a regional loan concurrence officer, a voting member of the senior loan committee, member of the operations and BSA risk committee(s), and was the lending liaison for the fair lending component of compliance exams. He has also served as a member of the board of directors for a publicly traded financial holding company.

Prior to joining Prosperity Bank, he worked at both Texas Commerce Bank as a commercial lender and Bank of Almeda where he served in various key roles including, Internal Auditor, Compliance Officer, commercial lender, and ultimately as the as the bank’s Chief Lending Officer as well as serving on the bank and holding company board of directors.

Bagley received a Bachelor of Business Administration from Stephen F. Austin State University and a Master of Business Administration from the University of Houston. He presently serves as an advisory board member of the University of Houston banking certificate program through the Bauer College of Business.

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.1 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 295 commercial banking, mortgage, and insurance locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, including an insurance location in Illinois.

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